Exhibit 99.1

CORMEDIX INC. ANNOUNCES TOPLINE ANALYSIS OF THE FULL DATA SET OF PHASE 3 LOCK-IT-100 STUDY REINFORCES THE INTERIM RESULTS

Berkeley Heights, NJ – January 30, 2019 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced the topline results of the full data set of the Company’s Phase 3 LOCK-IT-100 study for Neutrolin® as a catheter lock solution in hemodialysis patients. The Company recently announced the topline results from the interim analysis of the study, which was terminated in August 2018 following the recommendation of the independent Data Safety Monitoring Board (DSMB), because efficacy had been demonstrated and the pre-specified level of statistical significance had been achieved.

Efficacy data were available from 653 subjects at the time of the interim analysis, including the first 28 cases of catheter-related blood stream infection (CRBSI). However, because the study continued enrolling and treating subjects until study termination, the final efficacy analysis was based on a total of 795 subjects.

The primary endpoint of the Phase 3 LOCK-IT-100 study was the reduction of the risk of occurrence of CRBSI by Neutrolin relative to the active control of heparin. CRBSI frequently result in hospitalization and admission to the intensive care unit, and may potentially cause death. In the analysis of the full data set, a total of 41 CRBSI events were determined by the Clinical Adjudication Committee (CAC). There was a 71% reduction in the risk of occurrence of CRBSIs compared with the active control of heparin, which is well in excess of the study’s assumed treatment effect size of a 55% reduction. In the Neutrolin arm, the CRBSI event rate was 0.13 per 1000 catheter days, which is significantly lower than the event rate of 0.46 per 1000 catheter days in the control arm. The statistical significance of the primary endpoint in the full data set (p=0.0006) was even more impressive than that of the interim analysis (p=0.0034).

There were no statistically significant differences between the results in the Neutrolin arm compared with the control arm in the final analysis for the secondary endpoints. The event rate for one of the secondary endpoints, catheter removal for any reason, was 3.48 per 1,000 catheter-days (236 out of 397 subjects) in the Neutrolin arm and 3.23 per 1,000 catheter-days (224 out of 398 subjects) in the control arm (p=0.39).

The loss of catheter patency, which was defined either as catheter removal due to loss of catheter patency or the administration of tissue plasminogen activating factor (tPA), was also a secondary endpoint. The event rate for loss of catheter patency was 1.01 per 1,000 catheter-days (64 out of 397 subjects) in the Neutrolin arm and 0.74 per 1,000 catheter-days (48 out of 398 subjects) in the control arm (p=0.10).

In the top-line safety analysis, the observed rate of treatment-emergent adverse events was lower in the Neutrolin arm. The rate of adverse events per patient was 5.1 in the Neutrolin arm and 5.8 in the control arm.

“We are extremely pleased that the analysis of the primary endpoint of the full data set of LOCK-IT-100 confirms and reinforces the results of the interim analysis,” said Khoso Baluch, Chief Executive Officer. “These data add to the growing body of evidence supporting our conclusion that Neutrolin prevents CRBSIs from central venous catheters of patients with end stage renal disease undergoing hemodialysis.  We expect to share more information as the analyses of the study data progresses over the coming months.”

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in Phase 3 development for patients undergoing chronic hemodialysis. Such infections have significant treatment costs and lead to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provide the potential for priority review of a marketing application by FDA and allow for a total of ten years of market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the resources needed to complete the information required to submit a new drug application for Neutrolin to the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors
617-535-7746

2